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                                                                     EXHIBIT 4.3

                          SUMMARY OF RIGHTS TO PURCHASE
                                PREFERRED SHARES

         On December 7, 2000 the Board of Directors of Interphase Corporation (the "Company") declared a dividend of one common share purchase right (a "Right") for each outstanding share of common stock, par value $0.01 per share (the "Common Stock"), of the Company. The dividend is payable on December 29, 2000 (the "Record Date"), to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one share of Common Stock at a price of $93.00 per share (the "Purchase Price"), subject to adjustment. The complete description and terms of the Rights are set forth in a Rights Agreement, dated as of December 7, 2000, as the same may be amended from time to time (the "Rights Agreement"), between the Company and Computershare Investor Services, LLC as Rights Agent (the "Rights Agent"). The following description of the Rights Agreement is a summary of the material terms thereof and is qualified in its entirety by reference to the complete text of the Rights Agreement.

         Upon distribution, the Rights will be attached to all outstanding shares of Common Stock and will be represented by the certificates representing such shares. No separate certificates evidencing the Rights (the "Rights Certificates") will be distributed prior to the Distribution Date (as defined below). The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) 10 business days (or such later date as the Board of Directors shall determine) following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Common Stock (the "Tender Offer Date"). Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) the Common Stock certificates issued after the date of the Rights Agreement will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Common Stock will be issued.

         The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 6, 2010, or such later date as the Board of Directors establishes under certain circumstances, unless earlier redeemed by the Company as described below.

         As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise



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determined by the Board of Directors, only shares of Common Stock outstanding prior to the Distribution Date will be issued with Rights.

         If any Person becomes the beneficial owner of 15% or more of the then outstanding shares of Common Stock (unless such acquisition is made pursuant to a tender or exchange offer for all outstanding shares of Common Stock, upon terms and conditions determined by a majority of the directors to be in the best interests of the Company and its stockholders (a "Qualifying Offer")), each holder of a Right (other than an Acquiring Person, certain related parties and transferees) will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company), having a value equal to two times the exercise price of the Right. For example, at an exercise price of $93.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties or transferees) following the event set forth above would entitle its holder to purchase $186.00 worth of Common Stock (or other consideration, as noted above) for $93.00. Assuming that the Common Stock had a per share market price of $46.50 at such time, the holder of each valid Right would be entitled to purchase four shares of Common Stock for $93.00. The Rights are not exercisable following the occurrence of any of the events described above until such time as the Rights are no longer redeemable by the Company as described below. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

         If at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or business combination transaction in which it is not the surviving corporation (other than a merger consummated pursuant to a Qualifying Offer); (ii) the Company is the surviving corporation in a business combination transaction (other than such a transaction consummated pursuant to a Qualifying Offer) but all or part of the outstanding shares of Common Stock are changed or exchanged for stock or other securities of any person or cash or any other property; or (iii) more than 50% of the Company's combined assets or earning power is sold or transferred (in each case other than certain consolidations with, mergers with and into, or sales of assets or earning power by or to subsidiaries of the Company as specified in the Rights Agreement), each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise thereof, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events described in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

         In order to prevent dilution, the Purchase Price payable, the number and kind of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time (x) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (y) if holders of the Common Stock are granted certain rights or warrants to subscribe for Common Stock or securities convertible into Common Stock at less than the current market price of the Common Stock, or (z) upon the distribution to holders of the Common Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends),



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assets (other than dividends payable in Common Stock) or subscription rights or warrants (other than those referred to in clause (y) above).

         With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Common Stock are required to be issued (other than fractions which are integral multiples of one share of Common Stock) and, in lieu thereof, the Company may make an adjustment in cash based on the market price of the Common Stock on the trading day prior to the date of exercise.

         At any time until ten business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (payable in cash, shares of Common Stock or other consideration deemed appropriate by the Board of Directors). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the $0.01 redemption price.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

         Any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Distribution Date, other than the redemption price and the number of shares of Common Stock for which a Right is exercisable, and the Purchase Price may not be reduced. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights or to shorten or lengthen any time period under the Rights Agreement, except that no amendment to adjust the time period governing redemption may be made at such time as the Rights are not redeemable. The Final Expiration Date (as defined in the Rights Agreement) may be changed and the Purchase Price may be increased at any time prior to a Stock Acquisition Date or a Tender Offer Date.

         THIS SUMMARY DESCRIPTION OF THE RIGHTS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RIGHTS AGREEMENT, WHICH IS HEREBY INCORPORATED BY REFERENCE.

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company.